Exhibit 10.31

Highway Toll Administration
66 Powerhouse Road, Suite 301
Roslyn Heights, New York 11577

January 27, 2016

Jonathan Routledge

Dear Jonathan,

On behalf of Highway Toll Administration, I am very excited to offer you a role as President. In this capacity, your annual salary will be $230,000, paid on a bi-weekly basis ($8,846.15 per pay period). Your position is considered exempt; therefore you will not be eligible for overtime pay. You will also be eligible for a discretionary bonus.

We have agreed that you will start on February 8, 2016. We understand that you need to take two personal days on 2/15 and 2/16; these days will not go against your personal time-off.

In addition to your salary we also offer the following benefits to our full-time employees.

Vacation:	We offer 19 days of vacation/sick days, which accumulate 1.58 days per month worked as of your start date on payroll.
Personal:	We offer 3 personal days; we will waive the six month waiting period for this benefit.
Holidays:	There are seven scheduled holidays to include New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving and Christmas Day.

Benefits:

Employees and eligible dependents may enroll in our Medical, Dental and Vision Plan the 1st of the month following 60 days of employment. For the 401(k), you are eligible the payroll following the 30 days from date of employment.

This letter is Highway Toll Administration's complete offer of employment and does not constitute an Employment contract. The terms and conditions of your at-will employment shall be based on the policies and procedures adopted by the Company from time to time. In addition, your continued employment is contingent upon receipt of verification of your legal right to work in the United States as required by the Immigration Reform and Control Act. We also understand your acceptance of this offer signifies that you have no conflicting obligations, under contract or otherwise, that would interfere with your performance.

On your first day of employment, you will be required to complete an Employment Eligibility Form (1-9), W-4, sign the Agreement Protecting Confidentiality and Prohibiting Unfair Competition, among other forms.

Jon, you are entering HTA at a great time! And your entire senior management team is ready to welcome you with open arms and receive your leadership. Please sign with your acceptance of the terms of this offer of employment; and, return this letter to Linda Cleek in Human Resources.

Sincerely,

David Centner
Chief Executive Officer
Highway Toll Administration

I understand and agree to the terms in this letter and also affirm that my primary language is English.

AGREED:
	Signature	Date